Exhibit 99.1

Blockbuster Announces Pricing for Tender Offer and Consent Solicitation for Hollywood Entertainment

Corporation’s 9.625% Senior Subordinated Notes Due 2011

DALLAS—Feb. 28, 2005—Blockbuster Inc. (NYSE: BBI, BBI.B) today announced the pricing for its offer to purchase for cash any and all of the outstanding 9.625% Senior Subordinated Notes due 2011 issued by Hollywood Entertainment Corporation (NASDAQ: HLYW) and related consent solicitation, commenced on Feb. 11, 2005.

The total consideration to be paid for each $1,000 principal amount of notes validly tendered and accepted for payment will be $1,146.24. The total consideration for each note tendered includes a consent payment of $30.00 per $1,000 principal amount of notes to holders who validly tender their notes and deliver their consents prior to the consent date. Holders tendering after the consent date but on or prior to the expiration date will receive $1,116.24 per $1,000 principal amount of Notes validly tendered and accepted for payment. In addition, holders of notes who tender in the offer will receive accrued and unpaid interest up to but not including the payment date. The purchase price was fixed as of 2 p.m., New York City time, on Feb. 25, 2005, based on the pricing formula set forth in the related Offer to Purchase and Consent Solicitation Statement.

All of the terms and conditions of the tender offer, including the consideration for the notes and the expiration date, remain unchanged. The tender offer is scheduled to expire at midnight, New York City time, on March 11, 2005, unless extended or earlier terminated. The consent date will be three business days following Blockbuster’s announcement of the termination of the Agreement and Plan of Merger, dated Jan. 9, 2005, among Hollywood, Movie Gallery, Inc. and TG Holdings, Inc. Holders who tender their notes on or prior to the consent date may not withdraw or revoke their tender (except under certain limited circumstances where required by law) after the consent date. Holders who tender their notes after the consent date will not receive the consent payment.

Credit Suisse First Boston LLC (800-820-1653), Citigroup Global Markets Inc. (800-558-3745) and J.P. Morgan Securities Inc. (866-834-4666) have been appointed as dealer managers and solicitation agents for the tender offer and consent solicitation. Morrow & Co., Inc. has been appointed the information agent and Mellon Investor Services LLC has been appointed as the depositary for the tender offer and consent solicitation. The Offer to Purchase and Consent Solicitation Statement, the Consent and Letter of Transmittal and any additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022, E-mail: hollywood.info@morrowco.com. Noteholders please call: (800) 654-2468.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to Hollywood’s 9.625% Senior Subordinated Notes. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated Feb. 11, 2005. In addition, this press release is neither an offer to purchase nor a solicitation of an offer to sell any other securities, including Hollywood common stock. Any exchange offer for Hollywood common stock will be made only through a registration statement and related materials. In connection with its previously announced exchange offer for Hollywood common stock, Blockbuster filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission on Feb. 2, 2005. Investors and security holders of Hollywood are advised to read these disclosure materials (including other disclosure materials when they become available), because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents related to the exchange offer filed by Blockbuster with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials and other documents related to the exchange offer and the tender offer may also be obtained from Blockbuster upon request by directing such request to Morrow & Co., Inc. in the manner described above.

This press release contains forward-looking statements relating to Blockbuster’s tender offer for all of Hollywood’s 9.625% Senior Subordinated Notes, its solicitation of consents from the holders of such notes and its related expectations with regard to the offer and consent solicitation. Specific forward-looking statements relate to the terms and conditions of the tender offer, including the timeframe for the offer and the consideration to be paid in connection with the offer and consent solicitation. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond

Blockbuster’s control, including the possible consummation of the announced merger between Hollywood and Movie Gallery, Inc. Therefore, Blockbuster can give no assurance that the proposed transaction will be completed. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Blockbuster’s ability to satisfy, or its waiver of, any or all of the conditions to Blockbuster’s exchange offer for all of the shares of Hollywood’s outstanding common stock and/or the tender offer; (ii) Blockbuster’s ability to provide the necessary information and to take such actions as are necessary to comply with the Federal Trade Commission’s requests of it and to clear the Hart-Scott-Rodino process with respect to the exchange offer for Hollywood common stock; (iii) Blockbuster’s and Hollywood’s ability to receive any and all other necessary approvals, including any other necessary governmental or regulatory approvals and the approval of the respective Boards of Directors and stockholders, if applicable; (iv) Blockbuster’s ability to close the financings necessary for the proposed exchange offer for Hollywood common stock and tender offer and consent solicitation; and (v) other factors as described in filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Risk Factors” in Blockbuster’s prospectus included in its registration statement on Form S-4 as filed with the Securities and Exchange Commission on Feb. 2, 2005, “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended Dec. 31, 2003 and “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the fiscal quarter ended Sept. 30, 2004.

Contacts

Media:	Karen Raskopf
Blockbuster
Senior Vice President, Corporate Communications
214-854-3190

Randy Hargrove
Blockbuster
Director, Corporate Communications
(214) 854-3190

Analysts/Investors:	Mary Bell
Blockbuster
Senior Vice President, Investor Relations
(214) 854-3863

Angelika Torres
Blockbuster
Director, Investor Relations
(214) 854-4279